Exhibit 5.1

[UNITED CONTINENTAL HOLDINGS, INC. LETTERHEAD]

United Continental Holdings, Inc.

The United Building

77 W. Wacker Drive

Chicago, IL 60614

October 1, 2010

Ladies and Gentlemen:

I am Executive Vice President, General Counsel and Secretary of United Continental Holdings, Inc., a Delaware corporation (the “Company”). I refer to the Post-Effective Amendment on Form S-8 to the Form S-4 Registration Statement (the “Registration Statement Amendment”), to be filed on the date hereof by the Company with the Securities and Exchange Commission (the “Commission”). The Registration Statement Amendment relates to the registration of shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), in connection with the Company’s assumption of the (i) Continental Airlines, Inc. 1997 Stock Incentive Plan, (ii) Continental Airlines, Inc. 1998 Stock Incentive Plan, (iii) Continental Airlines, Inc. Incentive Plan 2000, (iv) Continental Airlines, Inc. 2005 Broad Based Employee Stock Option Plan, (v) Continental Airlines, Inc. 2005 Pilot Supplemental Option Plan and (vi) Continental Airlines, Inc. Incentive Plan 2010 (collectively, the “Plans”).

In connection with this opinion, I or attorneys under my supervision have reviewed the originals, or copies certified or otherwise identified to our satisfaction, of the Plans and such other corporate records, documents, certificates or other instruments as in our judgment are necessary or appropriate to enable me to render the opinion set forth below. In rendering the opinion set forth herein, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted as originals and the conformity to the originals of all documents submitted as copies. In addition, I have assumed and have not verified the accuracy as to factual matters of each document reviewed.

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware and I do not express any opinion herein concerning any other law.

Based on and subject to the foregoing and to the other qualifications and limitations set forth herein, I am of the opinion that authorized but not previously issued shares of Common Stock which may be issued under the Plans have been duly authorized and, when issued in accordance with the terms of each Plan, will be validly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Company’s Registration Statement Amendment. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof, and I disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours,

/s/ Thomas J. Sabatino, Jr.
Thomas J. Sabatino, Jr.
Executive Vice President, General Counsel and Secretary